THIRD AMENDMENT TO
REVOLVING CREDIT AND TERM LOAN AGREEMENT

    Third Amendment dated as of February  , 2000 to Revolving Credit and Term Loan Agreement (the "Third Amendment"), by and among FARGO ELECTRONICS, INC., a Minnesota corporation (the "Borrower"), FARGO ELECTRONICS HOLDINGS, LLC, a Delaware limited liability company ("Holdings"), and BANKBOSTON, N.A. and the other lending institutions listed on Schedule 1 to the Credit Agreement (as hereinafter defined) (the "Banks"), amending certain provisions of the Revolving Credit and Term Loan Agreement dated as of February 18, 1998 (as amended and in effect from time to time, the "Credit Agreement") by and among the Borrower, Holdings, the Banks and BANKBOSTON, N.A., as agent for the Banks (the "Agent"). Terms not otherwise defined herein which are defined in the Credit Agreement shall have the same respective meanings herein as therein.

    WHEREAS, the Borrower and the Banks have agreed to modify certain terms and conditions of the Credit Agreement as specifically set forth in this Third Amendment;

    NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

    §1.  Amendment to §1 of the Credit Agreement.  The definition of "Applicable Margin" contained in §1.1 of the Credit Agreement is hereby amended by inserting immediately after the table set forth in such definition the following:

  provided, however, notwithstanding the foregoing, to the extent the Borrower consummates its Initial Public Offering, from and after such time, the Applicable Margin shall be the applicable margin set forth below with respect to the Borrower's Leverage Ratio as determined for the period ending on the fiscal quarter ended immediately preceding the applicable Rate Adjustment Period:

Leverage Ratio	Base Rate A Loans	Eurodollar Rate A Loans	Base Rate B Loans	Eurodollar Rate B Loans	Letter of Credit Fee	Commitment Fee Rate
Greater than or equal to 2.00:1.00	1.50%	2.50%	2.00%	3.00%	2.50%	0.50%
Less than 2.00:1.00 but greater than or equal to 1.50:1.00	1.00%	2.25%	2.00%	3.00%	2.25%	0.50%
Less than 1.50:1.00	0.50%	1.75%	2.00%	3.00%	1.75%	0.375%

    §2  Amendment to §4 of the Credit Agreement.  Section 4.3.4. of the Credit Agreement is hereby amended by deleting §4.3.4 in its entirety and restating it as follows:

      4.3.4.  Proceeds of Asset Dispositions; Issuance; IPO.  In the event the Borrower or any of its Subsidiaries receives any (a) Net Cash Sale Proceeds from any Asset Sales permitted by §10.5; (b) proceeds of insurance claims in an aggregate amount of $1,000,000 or more which have not been reinvested by the Borrower or such Subsidiary in replacement assets or to repair the asset so damaged, as the case may be, within 180 days of receipt by such Person of such proceeds or (c) Net Cash Proceeds from any Equity Issuances by the Borrower and its Subsidiaries after the Closing Date, the Borrower shall, within thirty (30) days of receipt thereof, make a prepayment of principal on the Term Loans in an amount equal to 100% of such Net Cash Sale Proceeds, proceeds of insurance claims or Net Cash Proceeds, as the case may be, and to be applied pro rata to each of the Term Loans based on the then outstanding amounts of each of the Term Loans and applied against the scheduled installments of principal due on the respective Term Loans on a pro rata basis, and, if there are no outstanding amounts owned on the Term Loans, then to reduce the outstanding amount of the Revolving Credit Loans and to permanently reduce the Total Commitment by such amount; provided, however, so long as no Default or Event of Default has occurred and is continuing or would exist as a result thereof, notwithstanding the foregoing, (1) in the event the Borrower receives any Net Cash Proceeds from any public offering of its capital stock (including, without limitation, its Initial Public Offering), the Borrower shall (a) to the extent the Borrower's Leverage Ratio is less than 2.00:1.00 on a pro forma basis immediately after giving effect to any prepayments, be entitled to use 100% of such Net Cash Proceeds of such Equity Issuance to (i) prepay all or a portion of the Subordinated Seller Note; (ii) redeem all or any portion of the Redeemable Preferred Stock; and (iii) repay all or any portion of the Loans, provided that any such repayment of the Loans shall be applied first to the Term Loan B and applied against the scheduled installments of principal due on Term Loan B in the inverse order of maturity, and if there are no outstanding amounts due on the Term Loan B, any remaining amounts shall then be applied to the Term Loan A and applied against the scheduled installments of principal due on the Term Loan A in the inverse order of maturity, and, to if there are no outstanding amounts owed on the Term Loan, then to reduce the outstanding amount of the Revolving Credit Loans, and (b) to the extent the Borrower's Leverage Ratio is less than 2.50:1.00 but greater than 2.00:1.00 on a pro forma basis immediately after giving effect to any prepayments, be required to pay fifty percent (50%) of such Net Cash Proceeds to repay the Loans pursuant to this §4.3.4 and shall be entitled to use the remaining portion of such Net Cash Proceeds to either (i) prepay all or a portion of the Subordinated Seller Note; or (ii) voluntarily repay the Loans; and (2) in the event the Borrower receives any Net Cash Proceeds from any private offering of its capital stock, the Borrower shall (a) to the extent the Borrower's Leverage Ratio is less than 2.00:1.00 on a pro forma basis immediately after giving effect to any prepayments, be entitled to use 100% of such Net Cash Proceeds of such Equity Issuance to (i) prepay all or a portion of the Subordinated Seller Note; (ii) redeem all or any portion of the Redeemable Preferred Stock; and (iii) repay all or any portion of the Loans, provided that any such repayment of the Loans shall be applied first to the Term Loan B and applied against the scheduled installments of principal due on Term Loan B in the inverse order of maturity, and if there are no outstanding amounts due on the Term Loan B, any remaining amounts shall then be applied to the Term Loan A and applied against the scheduled installments of principal due on the Term Loan A in the inverse order of maturity, and, to if there are no outstanding amounts owed on the Term Loan, then to reduce the outstanding amount of the Revolving Credit Loans; (b) to the extent the Borrower's Leverage Ratio is less than 2.50:1.00 but greater than 2.00:1.00 on a pro forma basis immediately after giving effect to any prepayments, be entitled to use 100% of such Net Cash Proceeds of such Equity Issuance to either (i) prepay all or a portion of the Subordinated Seller Note; or (ii) voluntarily repay the Loan; and (c) to the extent the Borrower's Leverage Ratio is greater than or equal to 2.50:1.00 on a pro forma basis, be entitled to retain 100% of such Net Cash Proceeds of such Equity Issuance to either (i) voluntarily repay the Loans or (ii) for working capital and general corporate purposes (but not to repay any part of the Subordinated Seller Note or redeem all or any part of the Redeemable Preferred Stock).

    §3  Amendment to §11 of the Credit Agreement.  Section 11.1 of the Credit Agreement is hereby amended by deleting §11.1 in its entirety and restating it as follows:

      11.1.  Leverage Ratio.  The Borrower will not at any time during any period described in the table set forth below, pemit the Leverage Ratio to exceed the ratio set forth opposite such period in such table:

Period	Ratio
Closing Date—March 31, 2000	4.50:1.00
April 1, 2000—June 30, 2000	4.25:1.00
July 1, 2000—September 30, 2000	4.00:1.00
October 1, 2000—December 31, 2000	3.75:1.00
January 1, 2001—March 31, 2001	3.50:1.00
April 1, 2001—June 30, 2001	3.25:1.00
July 1, 2001—September 30, 2001	3.00:1.00
October 1, 2001—December 31, 2001	2.75:1.00
January 1, 2002—March 31, 2002	2.50:1.00
April 1, 2002—September 30, 2002	2.25:1.00
any time thereafter	2.00:1.00

  provided, however, notwithstanding the foregoing, to the extent the Borrower consummates its Initial Public Offering, from and after such time, the Borrower will not during any period described in the table set forth below permit the Leverage Ratio to exceed the ratio set forth opposite such period in such table

Period	Ratio
Date of consummation of the Borrower's Initial Public Offering (the "IPO Date")—June 29, 2001	2.50:1.00
at any time thereafter	2.00:1.00

    §4.  Conditions to Effectiveness.  This Third Amendment shall not become effective until the Agent receives a counterpart of this Third Amendment, duly executed by the Borrower, Holdings, and the Majority Banks.

    §5.  Conditions Subsequent.  The Borrower hereby agrees that, in the event the Borrower does not consummate its Initial Public Offering by March 1, 2000, the Borrower shall pay to the Agent on March 1, 2000, for the pro rata accounts of the Banks, an amendment fee in the amount of $66,375. Any failure by the Borrower to comply with the covenant contained in this §6 shall constitute an immediate Event of Default under the Credit Agreement.

    §6.  Representations and Warranties.  The Borrower and Holdings each hereby repeat, on and as of the date hereof, each of the respective representations and warranties made by them in §8 of the Credit Agreement (except to the extent of changes resulting from transactions contemplated or permitted by this Third Amendment, the Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date), provided, that all references therein to the Credit Agreement shall refer to such Credit Agreement as amended hereby. In addition, the Borrower and Holdings each hereby represent and warrant that the respective execution and delivery by the Borrower and Holdings of this Third Amendment and the respective performance by the Borrower and Holdings of all of their respective agreements and obligations under the Credit Agreement as amended hereby are within the respective corporate authority of the Borrower and Holdings and have been duly authorized by all necessary corporate action on the part of each of the Borrower and Holdings.

    §7.  Ratification, Etc.  Except as expressly amended hereby, the Credit Agreement and all documents, instruments and agreements related thereto, including, but not limited to the Security Documents, are hereby ratified and confirmed in all respects and shall continue in full force and effect. The Credit Agreement and this Third Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit Agreement as amended hereby.

    §8.  No Waiver.  Nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations, any other obligation of the Borrower or Holdings or any rights of the Agent or the Banks consequent thereon.

    §9.  Counterparts.  This Third Amendment may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

    §10.  Governing Law.  THIS THIRD AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (WITHOUT REFERENCE TO CONFLICT OF LAWS).

    IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

FARGO ELECTRONICS, INC.
By:
Name: Title:
FARGO ELECTRONICS HOLDINGS, LLC
By:
Name: Title:
BANKBOSTON, N.A.
By:
John B. Desmond Vice President
U.S. BANK, N.A.
By:
Title:
IMPERIAL BANK
By:
Title:
FIRST SOURCE FINANCIAL LLC
By:
Title:
LASALLE BANK NATIONAL ASSOCIATION
By:
Title: